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                                                                 Exhibit 23.(a)




                         Independent Auditors' Consent


The Board of Directors
Florida Progress Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Florida Progress Corporation of our report dated January 20, 2000, except as to paragraph 1 of Note 2, which is as of March 3, 2000, relating to the consolidated balance sheets of Florida Progress Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and common equity and comprehensive income for each of the years in the three-year period ended December 31, 1999, and all related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Florida Progress Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP

St. Petersburg, Florida
June 13, 2000